EXHIBIT 99.1


To: Directors and Executive Officers of NBT Bancorp Inc.

RE: IMPORTANT NOTICE REGARDING THE NBT BANCORP INC. 401(k) AND EMPLOYEE STOCK OWNERSHIP PLAN BLACKOUT PERIOD AND YOUR RIGHTS TO TRADE NBT BANCORP INC. STOCK DURING THE BLACKOUT PERIOD

The NBT Bancorp Inc. 401(k) and Employee Stock Ownership Plan (the "Plan") will be entering a blackout period, effective December 24, 2003, due to a change in the Plan's administrator from Strong Retirement Plan Services to EPIC Advisors Inc.

During the blackout period, participants in the Plan will be unable to:

(a) request loans,
(b) initiate or receive any distributions or withdrawals,
(c) move existing balances between funds or make other investment transfers or
(d) change fund allocations or contribution rates for future contributions.

As a director or executive officer of NBT Bancorp Inc. (the "Company"), this blackout of the Plan has a direct impact on your ability to trade NBT Bancorp Inc. stock. Securities and Exchange Commission (the "SEC") rules provide that, during "any period of more than three consecutive business days during which the ability to purchase, sell or otherwise acquire or transfer an interest in any equity security of such issuer held in an individual account is temporarily suspended by the issuer or by a fiduciary of the plan," corporate insiders may no longer exercise stock options or trade certain employer securities held outside of the Plan. Specifically, the insider trading provision prohibits you from directly or indirectly purchasing, selling, acquiring or transferring any equity or derivative security of the Company, such as common stock or stock options, during the blackout period. In addition, the prohibition covers all shares held by your family members who live with you or are your dependents and all shares held by any trusts, partnerships or corporations in which you have a pecuniary interest.

If you violate the insider trading prohibition described in this memorandum, the Company, or a shareholder acting on behalf of the Company, may bring an action to recover the profits you realized. In addition, the SEC may bring an action against you, including civil injunction proceedings, cease-and-desist actions, civil penalties and all other remedies available to the SEC under the Exchange Act, including, in some cases, criminal penalties.

AS INDICATED ABOVE, THE BLACKOUT PERIOD REGARDING YOUR PROHIBITION FROM TRADING IN NBT BANCORP INC. STOCK WILL BEGIN ON DECEMBER 24, 2003. We anticipate a smooth transition and expect the blackout period not to extend beyond January 15, 2004. You will be notified when the blackout period ends.

The SEC's rules provide a limited number of exemptions from the blackout trading restrictions. If you would like more information regarding these exemptions or have other questions, please contact me directly at 607-337-6520.

Sincerely,



/s/ Michael J. Chewens
----------------------
Michael J. Chewens
Senior Executive Vice President,
Chief Financial Officer and Corporate Secretary


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